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                                                               EXHIBIT 10.1




                              DATED 18 AUGUST 1997


                  1) CITICORP CAPITAL INVESTORS EUROPE LIMITED

                                   AND OTHERS

                      (2) CHICAGO MINIATURE LIGHTING INC.

                    (3) SYLVANIA LIGHTING INTERNATIONAL B.V.

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                           AGREEMENT FOR THE SALE AND

                PURCHASE OF SYLVANIA LIGHTING INTERNATIONAL B.V.

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                                   CONTENTS



 CLAUSE

 1.   INTERPRETATION ...................................................   1
 2.   SALE AND PURCHASE ................................................   1
 3.   CONSIDERATION ....................................................   2
 4.   POST COMPLETION ADJUSTMENT .......................................   3
 5.   COMPLETION BALANCE SHEET .........................................   3
 6.   CONDITION ........................................................   6
 7.   COMPLETION .......................................................   6
 8.   TERMINATION ......................................................   8
 9.   WARRANTIES .......................................................  10
10.   ACTION PENDING COMPLETION ........................................  11
11.   BUYER'S OBLIGATIONS ..............................................  11
12.   CONFIDENTIAL INFORMATION .........................................  12
13.   ANNOUNCEMENTS ....................................................  13
14.   COSTS ............................................................  14
15.   GENERAL ..........................................................  14
16.   ENTIRE AGREEMENT .................................................  14
17.   TRANSFER OF RIGHTS AND OBLIGATIONS ...............................  15
18.   NOTICES ..........................................................  15
19.   GOVERNING LAW AND JURISDICTION ...................................  15



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SCHEDULES
1.   The Sellers
2.   Option-holders
3.   Preference Shareholders
4.   Definitions
5.   Warranties
6.   Completion Balance Sheet


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AGREED FORM DOCUMENTS

Share Transfer Deed

        including, where appropriate, each shareholder's waiver of pre-emption rights

Written Resolution

        regarding transfer of Sale Shares

Completion Agenda

Service Agreements

Articles

Osram Pre-Emption Rights

Escrow Letter

Sellers Escrow Instructions

Option holders Escrow Instructions

Seller's Accountants Report

THIS AGREEMENT is made on         1997

BETWEEN:

(1)     the persons whose names and addresses are set out in column 1 of
        Schedule 1 being the holders of the entire share capital of the Company (the "Sellers");

(2) CHICAGO MINIATURE LAMP INC. a corporation validly existing under the laws of the state of Massachusetts whose principal place of business is 500 Chapman Street, Canton, MA 02021 (the "Buyer"); and

(3) SYLVANIA LIGHTING INTERNATIONAL B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and having its official seat in Haarlem (the "Company").


THE PARTIES AGREE as follows:

1.      INTERPRETATION
1.1 The schedules form part of this Agreement and any reference to this Agreement includes the schedules. In this Agreement, reference to a Clause or Schedule is a reference to a clause of, or schedule to, this Agreement.

1.2     Certain words and expressions used in this Agreement are defined in
        Schedule 4.

2.      SALE AND PURCHASE
2.1 Subject to the condition set out in Clause 6, each of the Sellers will sell and the Buyer will buy those of the Sale Shares set opposite the relevant Seller's name in column (2) of Schedule 1 and column (2) of Schedule 3.

2.2 The Sale Shares will be sold with all rights attaching or accruing to the Sale Shares now or after the date of this Agreement (other than, for the avoidance of doubt, any distributions on the Preference Sale Shares in respect of the period from 1 January 1997 to 31 October 1997 up to a maximum of L.140,000 per month and which are intended to be paid by the Company to the Preference Shareholders at or before Completion) and free of all Third-party Rights.



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3.      CONSIDERATION

3.1     3.1.1   In the event that the Relevant Exchange Rate is within the range of US$1.62 to US$1.67 to L1. then the Aggregate
                Consideration will be US$165 million.

        3.1.2 In the event that, under the Relevant Exchange Rate, there is more than US$1.67 to L.1, then the Aggregate Consideration shall be the Dollar amount calculated by converting L.98,802,395 into Dollars at the Relevant Exchange Rate.

        3.1.3 In the event that, under the Relevant Exchange Rate, there is less than US$1.62 to the pound, then the Aggregate Consideration shall be the Dollar amount calculated by converting L.101,851,850 into Dollars at the Relevant Exchange Rate.

3.2     The Average Ordinary Consideration is calculated as follows:

                A - (B+C)
                ---------
                 101,688

        where:

        A = Aggregate Consideration;

        B = Preference Consideration multiplied by 179,311;

        C = Preference Cash Equivalent multiplied by 1,672.

3.3 The price for each Ordinary Sale Share is the Ordinary Consideration calculated as follows:

                Average Ordinary Consideration = 1,519,200
                                                 ---------
                                                100,000

3.4 The price for each Preference Share is the Dollar amount calculated by converting L.74.2299 into Dollars at the Relevant Exchange Rate.

3.5 The Buyer shall pay the Aggregate Consideration to the Sellers Lawyers Client Account on the Completion Date by CHAPS transfer in Dollars to be received for value on the Completion Date.



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4.       POST COMPLETION ADJUSTMENT

4.1      The following provisions of Clause 4 and the provisions of Clauses 5,
         7.2.2 and 7.3.2 will only take effect if the Buyer serves notice on the CEO on behalf of the Sellers not later than 21 October 1997, stating that it wishes Clauses 4,5, 7.2.2 and 7.3.2. to apply.

4.2 If there is a Deficiency (as described in Clause 4.4), then each Ordinary Shareholder shall, within fourteen days of the Determination Date (as defined in Clause 5.2), by way of reduction of the Ordinary Consideration or Ordinary Cash Equivalent, as appropriate, pay to the Buyer an amount equal to its Due Proportion of the Deficiency Provided that in the case of the Option Holders and (to the extent of the Sellers Escrow Account) the Sellers payment will be pursuant to the Escrow Letter.

4.3 The liability of the Ordinary Shareholders for any payment due under this Clause 4 shall be several and no Ordinary Shareholder shall be required to pay a sum greater than its Due Proportion of the Deficiency.

4.4 To the extent that Total Group Shareholder Funds as determined in accordance with Clause 5 are less than 99 million, the amount of that shortfall, converted into Dollars at the Relevant Exchange Rate, shall be the Deficiency.

4.5 In Clause 4 and 5, all references to Ordinary Shareholders shall be deemed to include a reference to Option Holders (in relation to their Ordinary Option Shares).

5.       COMPLETION BALANCE SHEET

5.1 The provisions of this Clause 5 will only take effect in the circumstances described in Clause 4.1.

5.2      For the purposes of this Agreement:

         (a) "Total Group Shareholder Funds" means Total Equity as at Completion as shown in the Completion Accounts;

         (b) "Completion Accounts" means the Completion Accounts as identified in this Clause 5;

         (c) "Determination Date" means the date on which Total Group Shareholder Funds shall have been determined.


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5.3      The Company (acting on the instructions of the holders of 75% of the
         Ordinary Sale Shares) will prepare management accounts comprising a consolidated balance sheet of the Group as at Completion set out in the form shown in Schedule 6. The management accounts will be prepared by the Company on bases consistent with those currently employed in preparing the Management Accounts except that the exchange rates used in the balance sheet will be those applied in preparing the December 1996 audited accounts.

5.4 The Sellers shall use all reasonable endeavours to procure that the Sellers Accountants will review the management accounts and issue a report in the agreed form confirming that the management accounts have been prepared in accordance with this Agreement ("the Sellers Accountants Report").

5.5 The Sellers shall use all reasonable endeavours to procure the delivery to the Buyer of a copy of the management accounts as soon as reasonably practicable after they are prepared and in any event not later than 30 days after Completion accompanied by the Sellers' Accountants Report duly signed on behalf of the Sellers' Accountants.

5.6 Within 15 days of receipt of the management accounts, the Buyer's Accountants shall notify the Sellers' Accountants in writing of any item or items they wish to dispute together with the detailed reasons why they dispute the items. If the Buyer's Accountants do not notify the Sellers Accountants of such items within that period, the management accounts shall constitute the Completion Accounts and the Buyer and the Sellers shall be deemed to accept and shall be bound by the contents of the Completion Accounts.

5.7 If the Buyer's Accountants notify the Sellers' Accountants in accordance with sub-clause 5.6 of any item they wish to dispute, and the Buyer and the Seller agree the item or items in dispute within 15 days of such notification, the management accounts as amended following agreement of the disputed item shall constitute the Completion
         Accounts and the Buyer and the Sellers shall be bound by the contents of the Completion Accounts.

5.8 If the Buyer's Accountants notify the Sellers' Accountants in accordance with sub-clause 5.6 of any item they wish to dispute and the Buyer and the Sellers cannot agree the item or items in dispute within 15 days of such notification, the item or items in dispute shall be determined by:

         (a) such firm of charted accountants as the Buyer and the Sellers may agree in writing; or



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         (b)      failing agreement or the identity of the firm of chartered accountants within a further 10 days from the expiry of the period of 15 days referred to above, such firm of chartered accountants as may be appointed for this purpose on the application of any party to this agreement by the President for the time being of the Institute of Chartered Accountants of England and Wales,

         and the management accounts as amended in accordance with such accountants' determination shall constitute the Completion Accounts and the Buyer and the Sellers shall be deemed to accept and be bound by the contents of the Completion Accounts.

5.9 The accountants appointed under sub-clause 5.8 (the "Accountants") shall act on the following basis:

         (a)      the Accountants will act as experts and not as arbitrators:

         (b) their terms of reference shall be to determine an amount which in their opinion represent the item or items in dispute as specified in Clause 5.6, as notified to them in writing by either the Sellers or the Buyer within 7 days of their appointment, and to determine the Total Group Shareholders Funds;

         (c) the Sellers, the Company and the Buyer shall each use their best endeavours to provide the Accountant with all information which they reasonably require and the Accountants shall be entitled (to the extent they consider it appropriate) to base their opinion on such information;

         (d) the determination of the Accountants shall (in the absence of manifest error) be conclusive; and

         (e) their costs shall be borne in proportion to the allocation of any correction to the management accounts as between the Sellers on the one hand and the Buyer on the other hand. (By way of example, if the Sellers state to the Accountants that the Total Group Shareholders Funds are L.88 million, the Buyer states that the figure is L.80 million and the Accountants state that the figure is L.86 million, the fees will be borne as to 25% by the Sellers and 75% by the Buyer). The Sellers' liability shall be apportioned between them in accordance with their respective Due Proportions.

5.10 Sellers holding 75% of the Ordinary Sale Shares shall be entitled to agree all matters on behalf of the Sellers for the purposes of this Clause 5.


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6.     CONDITION

6.1 The sale and purchase of the Sale Shares is conditional on the following condition being satisfied (or waived in writing by the Buyer and the holders of 75% of the Ordinary Sale Shares) on or before the Condition
       Date:

       (i) the Office of Fair Trading having indicated in terms reasonably satisfactory to the Buyer and to the holders of 75% of the Ordinary Sale Shares that the Secretary of State does not intend to refer the acquisition of the Sale Shares pursuant to this Agreement or another matter arising from the acquisition of the Sale Shares to the Monopolies and Mergers Commission; or

       (ii) the Secretary of State not having announced by the Condition Date his decision to make any such references

6.2 The parties will each co-operate to seek satisfaction of the Condition as soon as possible.

6.3 If the Condition set out in Clause 6.1 have not been satisfied (or waived in writing by the Buyer and the holders of 75% of the Ordinary Sale Shares) on or before 9:00 am on the Condition Date the further rights and obligations of the parties cease immediately on termination, except that termination does not affect Clause 8 or 13 or the accrued rights and obligations of the parties at the date of termination.

7.     COMPLETION

7.1 Completion will take place at the office of the Sellers' Lawyers on the Completion Date.

7.2    At Completion each of the Sellers must:

       7.2.1 give the Buyer those items set out in the Completion Agenda in respect of the Sale Shares to be sold by him hereunder and, in the case of John Botts and Rene Swaanen his duly executed resignation as a director of the Company in the agreed form and in the case of Citicorp Capital Investors Europe Limited, the duly executed resignations of each of Michael Smith and James Joy as directors of the Company in the agreed form and each of the Sellers will use all reasonable endeavors to procure (so far as lies within his power to procure) that Dr. J Semler delivers his duly executed resignation as director of the Company in the agreed form.

       7.2.2 only in the circumstances described in Clause 4.1, give the Buyer a copy of the Escrow Letter and the Sellers Escrow Instruction signed by him and (insofar as it

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

              is within his power to procure) a copy of the Optionholders Escrow Instructions instruction signed by all the Optionholders and (insofar as it lies within his power to procure) a copy of the Escrow Letter and of the Sellers Escrow Instruction and the Optionholders Escrow Instruction signed on behalf of the Sellers Lawyers and (insofar as lies within his power to procure) a copy of the Escrow Letter signed on behalf of the Company.

7.3    At Completion the Buyer must:

       7.3.1 pay the Aggregate Consideration to the Sellers Lawyers Client Account in accordance with Clause 3.5; and

       7.3.2 only in the circumstances described in Clause 4.1, deliver to the Sellers lawyers a copy of the Escrow Letter and the Sellers Escrow Instructions and the Optionholders Escrow Instructions signed on behalf of the Buyer

7.4 At Completion each of the Sellers (in respect of the Sale Shares being sold by it hereunder) and the Buyer shall execute, and the Company shall execute, in the presence of a Dutch notary (notaris), Share Transfer Deeds in relation to all the Sale Shares. (For the avoidance of doubt, the Deeds in respect of the shares being sold by W. Platt, J Baillie, C. Pietri and D. Orr will be executed by Mourant & Co Trustees Limited, the registered holder of those shares and the Deeds in respect of the shares being sold by Botts & Company Limited will be executed by Goulditar Nominees Limited, the registered holder of those shares.)

7.5 The Buyer may elect by notice in writing to the CEO on behalf of the Sellers to request a Completion Date earlier than 31 October 1997 and the Sellers will agree to such request provided that:

       (a) on Completion the distribution referred to in Clause 2.2 will be calculated and paid as if Completion was taking place on 31 October 1997;

       (b) notwithstanding any provision to the contrary in this Agreement, the provisions of Clauses 4, 5, 7.2.2 and 7.3.2 will not apply,

       (c) the Buyer gives not less than five Business Days' notice of the proposed new Completion Date (or such shorter period as the holders of not less than 75% of the Ordinary Sale Shares agree in writing); and

       (d) the new Completion Date proposed by the Buyer is a date by which the Condition has been satisfied or duly waived.

7.6 for the avoidance of doubt, with effect from Completion, the Buyer will obtain full control of the Company.

8.     TERMINATION

8.1    The Buyer is not obliged to complete this Agreement unless:

       8.1.1 the Sellers comply with all their obligations under Clause 7 or are ready, able and willing to comply with such obligations; and

       8.1.2 the purchase of 100% of the Sale Shares of each class is completed simultaneously (but if the Buyer exercises its option pursuant to Clause 8.2.1, completion of the purchase of some of the Sale Shares does not affect the Buyer's rights in connection with the others).

8.2 If Completion does not take place on the Completion Date because the Sellers fail to comply or are not ready, able and willing to comply with any of their obligations under Clause 7, the Buyer may by notice to the
       Sellers:

       8.2.1  proceed to Completion to the extent reasonably practicable;

       8.2.2 postpone Completion to a date not more than ten Business Days after the Completion Date; or

       8.2.3  in the event that:

              (a) the Condition has been satisfied or duly waived (or if the Condition has not been satisfied due to the default of the Sellers);

              (b) compliance by the Sellers with their obligation under Clause 7 will not involve the breach of or non-compliance with any Law (other than any consents required under the constitutional documents of the Sellers); and

              (c) the Buyer is ready, able and willing to comply with its obligations under Clause 7 terminate this Agreement whereupon the defaulting Seller or Sellers will promptly pay the Buyer $16.5 million in aggregate by way of liquidated damages and the Company will co-operate with the Buyer insofar as lies within its power in enforcing the Buyers right to such sum.

8.3 If the Buyer postpones Completion to another date in accordance with Clause 8.2.2, the provisions of this Agreement apply as if that other date is the Completion Date;

8.4 If the Buyer terminates the Agreement pursuant to clause 8.2.3, each party's further rights and obligations cease immediately on termination and the sale and purchase of the Sale Shares envisaged by this Agreement shall not take place and any documents previously delivered under Clause 7 shall be returned and the parties shall take such steps as are within their power to ensure that any actions taken pursuant to Clause 7 are reversed but termination does not affect a party's accrued rights and obligations at the date of termination or the obligation of the defaulting Seller to pay $16.5 million to the Buyer under Clause 8.2.3 or the provisions of the Confidentiality Letter.

8.5    The Sellers are not obliged to complete this Agreement unless:

       8.5.1 the Buyer complies with all with its obligations under Clause 7 or is ready, able and willing to comply with such obligations; and

       8.5.2 the purchase of all the Sale Shares is completed simultaneously (but if the Sellers exercise their option pursuant to Clause 8.6.1, completion of the purchase of some of the Sale Shares does not affect the Seller's rights in connection with the others).

8.6 If Completion does not take place on the Completion Date because the Buyer fails to comply or is not ready, able and willing to comply with all of its obligations under Clause 7 for any reason including, without limitation, lack of financing, the Sellers may by notice to the Buyer given by the holders of 75% of the Sale Shares:

       8.6.1  proceed to Completion to the extent reasonably practicable; or

       8.6.2 postpone Completion to a date not more than ten Business Days after the Completion Date; or

       8.6.3  (a)    in the event that the Condition has been satisfied or duly waived (or if the Condition has not been satisfied due to the default of the Buyer); and



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

              (b) the Sellers are ready, able and willing to comply with their obligations under Clause 7 (or would have been were it not for a default by the buyer under Clauses 11.2 and 11.4).

              terminate this Agreement whereupon the Buyer will promptly pay the company $16.5 million by way of liquidated damages.

8.7 If the Sellers postpone Completion to another date in accordance with Clause 8.6.2. the provisions of this Agreement apply as if that other date is the Completion Date:

8.8 If the Seller terminates the Agreement pursuant to Clause 8.6.3 each party's further rights and obligations cease immediately on termination and the sale and purchase of the Sale Shares envisaged by this Agreement shall not take place and any documents previously delivered under Clause 7 shall be returned and the parties shall take such steps as are within their power to ensure that any actions taken pursuant to Clause 7 are reversed, but termination does not affect a party's accrued rights and obligations at the date of termination or the obligation of the Buyer to pay $16.5 million to the company under Clause 8.6.3 or the provisions of the Confidentiality Letter.

9.     WARRANTIES

9.1 Each of the Sellers separately warrants to the Buyers that each of the Warranties is true and accurate as regards himself and the Sales Shares to be sold by him hereunder only (and not as regards any of the other Sellers or any other Sale Shares).

9.2 Any payment made by the Sellers in respect of a breach of the Warranties shall be deemed to be a reduction in the Consideration.

9.3    Each of the Sellers undertakes that he will not before Completion:

       (i) dispose of any interest in his Sale Shares or any of them or grant any option or right of pre-emption over, or mortgage, charge or otherwise encumber his Sale Shares or any of them;

       (ii) do or cause to be done any act or thing which would result (or be likely to result) in a breach of any of the Warranties given by him under Clause 9.1 if such Warranties were repeated at Completion; or



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

       (iii) exercise any rights in respect of his Sale Shares so as to prevent or hinder the sale of the Sale Shares as provided for in this Agreement except to the extent that the Buyer has previously consented to such exercise of rights in writing.

10.    ACTION PENDING COMPLETION

10.1 Each of the Sellers shall (insofar as he is able by virtue of holding shares in the Company and/or as an officer of any Group Company) ensure that each Group Company will:

       10.1.1 operate its business in the usual way so as to maintain that business as a going concern;

       10.1.2 in the case only of the Company (and not in respect of any other Group Company) and declare, pay or make a dividend or distribution other than in accordance with the terms of the Preference Shares (as envisaged by Clause 2.2).

10.2 The CEO on behalf of the Sellers shall consult with the Buyer before the Group acquires or disposes of, or agrees to acquire or dispose of, a significant asset (i.e. having a consideration of at least Pound 5 million).

10.3 For the avoidance of doubt, the Sellers shall be entitled to modify the Articles of Association of the Company so as to permit the payments of the dividend referred to in Clause 2.2.

11.    BUYERS OBLIGATIONS

11.1 The Buyer will not, and will procure that the members of the Buyer's Group and its and their advisers and representatives will not, directly or indirectly without the express written consent of the CEO on behalf of the Sellers contact in connection with the transaction envisaged by this Agreement (other than in the presence of the CEO):

       (a) any present or former directors, officers, employees, advisers or representatives of the Company or any Group Company other than the CEO, Clifford Chance, London, Coopers & Lybrand, Watson Wyatt or Arthur D. Little;

       (b)    any customers, competitors or suppliers of any Group Company;

       (c)    any member of the Siemens - Osram Group.

       Any breach of this clause will entitle Sellers holding 75% of the Ordinary Sale Shares to terminate this Agreement before Completion by notice in writing to the Buyer.

11.2 for the avoidance of doubt, the Buyer agrees with the Sellers (as trustee for the Company) that the Confidentiality Agreement remains in full force and effect. Any breach of the Confidentiality Agreement shall entitle Sellers holding 75% of the Ordinary Sale Shares, without prejudice to any rights and remedies they may have, to terminate this Agreement before Completion by notice in writing to the Buyer.

11.3 The Buyer undertakes with the CEO, the CFO and the other Executive Shareholders that following Completion it will procure that the Company and its relevant subsidiaries comply with the Service Agreements and do not seek to vary their terms or behave unreasonably.

11.4 The Buyer will be responsible for procuring all consents, notifications, consultations and similar matters required by any Law (including without limitation any anti-trust or foreign exchange law) required by the transactions envisaged by this Agreement (other than any consents required under the constitutional documents of the Sellers).

11.5 The Buyer will indemnify the Sellers and the Option Holders against each loss, liability and cost which any of them incur arising out of breach of the Buyer's obligations under Clause 11.4 including, without limitation, each loss, liability and cost incurred as a result of defending or settling a claim (alleging such a liability).

12.    CONFIDENTIAL INFORMATION

12.1 Each of the Sellers must after Completion not use or disclose to any person any Confidential Information it has or acquires.

12.2   Clause 12.1 does not apply to:

       12.2.1 disclosure of Confidential Information to directors, managers or employees of the Buyer or its subsidiaries whose functions require them to know the Confidential Information:

       12.2.2 use or disclosure of those of the Sellers who remain officers or employees of the Company or any of its subsidiaries in the course of and for the purposes of such office or employment;

       12.2.3 use or disclosure of Confidential Information required to be disclosed or used by law or any regulatory authority to which a Seller is subject;


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

       12.2.4 disclosure of Confidential Information to an adviser for the purpose of advising the Seller but only on terms that Clause 12.1 and 12.2 apply to any use or disclosure by the adviser; or

       12.2.5 Confidential Information which becomes publicly known or generally available within the lighting industry otherwise than by breach of Clause 12.1 or 12.2 by the Sellers.

13.    ANNOUNCEMENTS

13.1 Unless Clause 13.3 or 13.4 applies, no public announcement, communication or circular concerning the transactions referred to in this Agreement may be made or dispatched at any time (before or after Completion) by either party without having first obtained the written consent of the Buyer and the CEO on behalf of the Sellers, each of whom must not unreasonably withhold or delay the giving of consent.

13.2 Unless Clause 13.3 or 13.4 applies, each of the parties shall keep the price and terms of this transaction confidential unless the written consent of the Buyer or the CEO or behalf of the Sellers is obtained, such consent not to be unreasonably withheld or delayed.

13.3 Where the announcement, communication, circular or disclosure is required by law or a regulation of a stock exchange or other regulatory authority governing such parties, the party required to make it must use best endeavors to keep such disclosures to the minimal level and to first consult, and take into account the reasonable requirements of, the other party. In particular, without limitation, the price of the transaction will not be disclosed (except in a tax return) unless the lawyers acting for the party wishing to make the disclosure state that in their opinion, such disclosure is required by law or regulation as aforesaid. Any Seller which is an institutional investor (or a nominee for an institutional investor) may disclose the price and terms of this transaction to the extent required by its regulations.

13.4 The Sellers may give Osram and Siemens notice of this Agreement and a copy of this Agreement.

14.    COSTS
       Except where this Agreement provides otherwise, each party must pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of all other documents referred to in it.

15.    GENERAL

15.1 No variation of this Agreement (including the clause) is valid unless it it is in writing and signed by or on behalf of each party.

15.2 Except where this Agreement expressly provides otherwise, the parties exclude the right to rescind this Agreement and specifically the right referred to in Article 6:265 of the Dutch Civil code.

15.3   All obligations in this Agreement are several and not joint

15.4 in converting any non Dollar amount into Dollars under this Agreement, the resulting sum will be rounded up or down to four decimal places provided that, in calculating the amount payable to any person hereunder, the payment may be rounded up or down to the nearest Dollar.

15.5 It is noted that Osram has agreed that the Osram Pre-emption Rights will not apply to the sale of the Sale Shares to the Buyer.

16.    ENTIRE AGREEMENT

16.1 This Agreement constitutes the entire agreement, and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.

16.2 Each party acknowledges that it is not relied on or been induced to enter into this Agreement by a warranty or representation other than those expressly set out in this Agreement.

16.3 A party is not liable to the other party for a representation that is not set out in this Agreement.

17.    TRANSFER OF RIGHTS AND OBLIGATIONS

       Neither party may assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement.

18.     NOTICES

18.1 Any notice or other communication in connection with this Agreement must be in writing in the English language and must be:

        18.1.1  delivered personally;

        18.1.2 sent by pre-paid ordinary mail, or, if appropriate, by pre-paid air mail; or

        18.1.3  sent by telefax

        to the party due to receive the notice or communication at its address set out in this Agreement or such other address as a party may specify by notice in writing to the others.

18.2 In the absence of evidence of earlier receipt, a notice or other communication is deemed given;

        18.2.1 if delivered personally, when left at the address referred to in clause 18.1;

        18.2.2  if sent by ordinary mail (inland), three days after posting it;

        18.2.3  if sent by ordinary mail (overseas), ten days after posting it;

        18.2.4  if sent by air mail, six days after posting it; and

        18.2.5  if sent by telefax, on completion of its transmission

19.     GOVERNING LAW AND JURISDICTION
19.1    This Agreement is governed by the laws of The Netherlands.

19.2 The parties hereto hereby submit to the exclusive jurisdiction of the Courts of Amsterdam subject to right of appeal including appeal to the Supreme Court in the Hague ("cassatie").

IN WITNESS WHEREOF this Agreement has been signed by the parties hereto.

                                  SCHEDULE 1
                                 THE SELLERS



          (1)                                           (2)                               (3)
      THE SELLERS                               ORDINARY SALE SHARES                DUE PROPORTION
Citicorp Capital Investors                      17,000 "B" Ordinary                     16.72%
Europe Limited                                  Shares

Capital Partnership                             14,375 "A" Ordinary                     20.04%
Nominees Limited                                Shares
                                                6,000 "B" Ordinary Shares

E.P. Bartlett ("the CFO")                       1,500 "A" Ordinary Shares                1.48%

N. Scoular ("the CEO")                          6,000 "A" Ordinary Shares                5.90%

J.C. Botts                                      5,000 "A" Ordinary Shares                4.92%

N.D. Davies                                     750 "A" Ordinary  Shares                 0.74%

Botts & Company                                 20,000 "A" Ordinary                     19.67%
Limited                                         Shares

W Platt                                         75 "A" Ordinary Shares                   0.08%

J Baillie                                       75 "A" Ordinary Shares                   0.08%

C Pietri                                        40 "A" Ordinary Shares                   0.04%

D Orr                                           60 "A" Ordinary Shares                   0.06%

R. Swaanen                                      500 "A" Ordinary Shares                  0.49%

M.J.L. Goodwin                                  250 "A" Ordinary Shares                  0.25%

R. McSweeney                                    750 "A" Ordinary Shares                  0.74%

EuropEnterprise '92                             10,625 "A" Ordinary                     27.17%
Curacao N.V.                                     Shares
                                                17,000 "B" Ordinary
                                                Shares

Totals                                          40,000 "B" Ordinary                     98.38%
                                                Shares
                                                60,000 "A" Ordinary
                                                Shares


                                  SCHEDULE 2
                                OPTION-HOLDERS


                     (1)                      (2)                       (3)                    (4)                   (5)
                OPTION-HOLDERS       "A" ORDINARY SHARES        "B" ORDINARY SHARES     PREFERENCE SHARES       DUE PROPORTION
                                         UNDER OPTION               UNDER OPTION          UNDER OPTION
                J. Virte                      75                         50                    125                   0.12%

                H. Kurzendorfer               53                         35                     87                   0.09%

                C. Pietri                     60                         40                     99                   0.10%

                A. Smith                      60                         40                     99                   0.10%

                G. Schauer                    68                         45                    111                   0.11%

                K. Segets (personal           45                         30                     74                   0.07%
                representatives)

                J. Germis                     45                         30                     75                   0.07%

                L. v.Dingenen                 15                         10                     25                   0.02%

                E. De Herdt                   60                         40                     99                   0.10%

                P. Mazalon                    45                         30                     74                   0.07%

                M. Crompton                   45                         30                     74                   0.07%


R. Williams                             45                      30                      74                      0.07%

P. de Orive                             45                      30                      74                      0.07%

A. Natali                               30                      20                      50                      0.05%

N. Hansen                               30                      20                      50                      0.05%

J. Phillips                             45                      30                      74                      0.07%

D. Orr                                  45                      30                      74                      0.07%

M. Sloan                                37                      25                      62                      0.06%

N. Farraway                             45                      30                      74                      0.07%

W. Platt                                45                      30                      74                      0.07%

J. Baillie                              45                      30                      74                      0.07%

M. Krechting                            30                      20                      50                      0.05%
                                    ------                  ------                  ------                      -----

                                      1013                     675                    1672                      1.62%
                                    ======                  ======                  ======                      =====

                                    ======                  ======                  ======                      =====


                                  SCHEDULE 3
                            PREFERENCE SHAREHOLDERS



      (1)                                                (2)                                     (3)
NAME OF PREFERENCE                              NUMBER OF PREFERENCE                    AMOUNTS PAYABLE PURSUANT
SHAREHOLDER                                     SHARES                                  TO CLAUSE 3.4
                                                                                        POUND
Citicorp Capital Investors                              59,806                                  4,439,389.86
Europe Limited

E.P. Bartlett                                            1,485                                    110,231.31

N. Scoular                                               5,940                                    440,925.25

N.D. Davies                                                743                                     55,152.77

Botts & Company                                         49,800                                  3,696,646.07
Limited

W Platt                                                     74                                      5,493.01

J Braillie                                                  74                                      5,493.01

C Pietri                                                    40                                      2,969.20

D Orr                                                       59                                      4,379.57

M. Swaanen                                                 495                                     36,743.77

M.J.L. Goodwin                                             248                                     18,409.00

R. McSweeney                                               742                                     55,078.54

EuropEnterprise '92                                     59,805                                  4,439,315.63
Curaco N.V.
                                                --------------                          --------------------
                                                       179,311                          POUND  13,310,226.99


                                  SCHEDULE 4
                                 DEFINITIONS


1.      In this Agreement:

        ""A" Ordinary Shares" means "A" Ordinary Shares of one Dutch Guilder each of the Company;


        "Aggregate Consideration" means the amount calculated in accordance with Clause 3.1;

        "Articles" means the current Articles of Association of the Company in the agreed form;

        ""B" Ordinary Shares" means "B" Ordinary Shares of thirty five Dutch Guilder Cents each of the Company;

        "Business Day" means a day other than a Saturday or Sunday on which banks are generally open for business in London and Amsterdam;

        "Buyer's Group" means the Buyer and all corporations directly or indirectly controlled by the Buyer;

        "Completion" means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

        "Completion Agenda" means the agenda listing the matters to be dealt with at Completion in the agreed form;

        "Completion Date" means 31 October 1997 or such other date as may be agreed in writing by the Buyer and the holders of 75% of the Ordinary Sale Shares:

        "Condition" means the condition described in Clause 6.1;

        "Condition Date" means 31 October 1997 or such other date as may be agreed in writing by the Buyer and the holders of 75% of the Ordinary Sale Shares;

        "Confidential Information" means all information not publicly known, used in or otherwise relating to the business, customers or financial or other affairs of any Group Company;

       "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement between the Buyer and the Company dated May 1997;

       "DOLLAR" and the signs "$" and "US$" means lawful money of the United States of America;

       "DUE PROPORTION" means, in relation to a Seller, that proportion set opposite its name in column (3) of Schedule 1 and in relation to an Option Holder, that proportion set opposite its name in column (5) of
       Schedule 2;

       "ESCROW LETTER" means the escrow letter in the agreed form;

       "EXECUTIVE SHAREHOLDERS" means N. Scoular, E.P. Barlett, R. McSweeney and N.D. Davies;

       "GROUP" means the Company and the Subsidiaries;

       "GROUP COMPANY" means the Company or any Subsidiary;

       "LAW" means civil and common law, statute, subordinate legislation, treaty, regulation, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution, judgment or recommendation of any government, quasi-government, statutory, administrative or regulatory body, court, agency or association in any jurisdiction;

       "MANAGEMENT ACCOUNTS" means the management accounts of the Group for the period 1 January 1997 to 30 June 1997;

       "OPTION SHARES" means the Ordinary Option Shares and the Preference Option Shares;

       "OPTIONHOLDER ESCROW INSTRUCTION" means the Optionholders instructions in the agreed form;

       "ORDINARY CASH EQUIVALENT" means the Average Ordinary Consideration less $900;

       "ORDINARY OPTION SHARES" means the unissued "A" Ordinary Shares and/or "B" Ordinary Shares over which the Company has granted the Option-holders options exercisable on Completion, further details of which are shown in
       Schedule 2;

       "ORDINARY SALE SHARES" means 60,000 "A" Ordinary Shares and 40,000 "B" Ordinary Shares;

       "ORDINARY CONSIDERATION" is as defined in Clause 3.3;

       "ORDINARY SHAREHOLDERS" means the persons listed in Schedule 1;

       "OSRAM" means Osram GmbH, a company organized in Germany;

       "OSRAM PRE-EMPTION RIGHTS" means the provisions of clauses 10.3 to 10.6 of the Master Agreement as shown on the extract in the agreed form;

       "POUND" and the sign "f" means lawful money of the United Kingdom;

       "PREFERENCE CONSIDERATION" means the amount payable for each Preference Share under Clause 3.4;

       "PREFERENCE CASH EQUIVALENT" means (the Preference Consideration x 110.518%) less $100;

       "PREFERENCE OPTION SHARES" means the unissued Preference Shares over which the Company has granted the Option-holders options exercisable on Completion, further details of which are set out in Schedule 2;

       "PREFERENCE SALE SHARES" means 179,311 Preference Shares;

       "PREFERENCE SHAREHOLDERS" means the Cumulative Preference Shares of one Dutch Guilder Cent each of the Company;

       "RELEVANT EXCHANGE RATE" means the spot rate of exchange for the purchase of Pounds with Dollars quoted by Midland Bank plc at or about 11.00 a.m. London time on the business day immediately preceding the Completion Date;

       "SALE SHARES" means the Ordinary Sale Shares and the Preference Sale Shares;

       "SELLERS' ACCOUNTANTS" means Coopers & Lybrand of 1 Embankment Place, London;

       "SELLERS ESCROW INSTRUCTIONS" means the Sellers instructions in the agreed form;

       "SELLERS' LAWYERS" means Clifford Chance. Apollolaan 171, 1077 AS Amsterdam. The Netherlands;

       "SELLERS LAWYERS CLIENT ACCOUNT" means a client bank account of the Sellers Lawyers:

       "SERVICE AGREEMENTS" means the service agreements between the CEO, the CFO, the other Executive Shareholders and members of the Group in the agreed form;

       "SIEMENS" means Siemens Aktiengesellschaft, a company organised in Germany;

       "SIEMENS - OSRAM GROUP" means Osram, the holding companies of Osram and their respective subsidiary companies (as defined by section 736 of the Companies Act 1985 of England) and shall include in addition such affiliate of Siemens as Osram may designate;

       "SHARE TRANSFER DEED" means a notarial deed for the transfer of the Sale Shares or the Preference Shares in the agreed form;

       "SUBSIDIARY" means a subsidiary of the Company;

       "THIRD-PARTY RIGHT" means a mortgage, charge, pledge, lien, right or usufruct, depository receipt, option, restriction, right of first refusal, right of pre-emption, easement, lease, third-party right or interest, other encumbrance or security interest of any kind, or any other type or preferential arrangement (including, without limitation, any title transfer and retention arrangement) having similar effect;

       "WARRANTIES" means the warranties contained in Schedule 5.

2.     In this Agreement, a reference to:

       2.1    a "subsidiary" has the meaning ascribed to the word
              "dochtermaatschappij" in section 2:24a of the Dutch Civil Code save where expressly provided to the contrary;

       2.2 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of the parties;

       2.3 a person includes a reference to any body corporate, association or partnership;

       2.4 the masculine gender includes the feminine and neuter and vice versa;

       2.5 a person includes a reference to that person's legal personal representatives and successors.

                                   SCHEDULE 5
                                   WARRANTIES

1. The Seller has the legal right and full power and authority, and has taken all action required, to sign and perform his obligations under this Agreement and all the documents which are to be signed by him at Completion.

2. The Seller will at Completion be entitled to sell or procure the transfer of the full legal and beneficial ownership in his Sale Shares to the buyer on the terms set out in this Agreement.

3. There is not Third-party Right and there is no agreement, arrangement or obligation to create a Third-party Right in relation to any of his Sale Shares. No person has claimed to be entitled to any Third-party right in relation to any of his Sale Shares.

4. So far as the Seller is aware, the Sale Shares comprise the whole of the issued share capital of the company, have been properly and validly issued and are each fully paid.

5. So far as the Seller is aware, there is no agreement (other than this Agreement), arrangement or obligation which requires the allotment or issue of, or the grant to any person of the right (conditional or not) to require the issue of, shares of the Company, other than the agreements requiring the Company to allot the Option Shares to the Option-holders.

                                SCHEDULE 6
                        FORM OF COMPLETION BALANCE SHEET

Cash
Temporary Security
Receivables - Trade
            - Interco
Allowance for Doubtful Account
TOTAL NET RECEIVABLES

Finished Goods
Raw Materials & WIP
Inventories Reserves
TOTAL NET INVENTORIES


Reorganization Expenses
Prepaids & Other Current Assets
TOTAL CURRENT ASSETS

Property, Plant & Equipment
Depreciation
NET P P E


Loan Receivables
Other Long Term Asset
TOTAL ASSETS

Payables - Trade
         - Interco

TOTAL PAYABLES

Accrued Income Tax
Accrued Liabilities
CURRENT LIABILITIES

Deferred Income Tax
Reserves & Deferred Credits
TOTAL NON DEBT LIABILITIES

Overdraft & Short Term Debt
Long Term Debt
Loan Payables
TOTAL DEBT LIABILITIES


Minority
Capital Stock
Capital Surplus

Retained Earning - Restricted
                 - Unrestricted

Profit and Loss
Translation Adjustment
TOTAL EQUITY

Signed by James F Joy               ) /s/ J F Joy
for and on behalf of Citicorp       )
Capital Investors Europe            )
Limited                             )



Signed by
for and on behalf of Capital        ) /s/ J C Botts
Partnership Nominees                )
Limited                             )


Signed by J C Botts                 ) /s/ J C Botts


Signed by N  Scoular                ) /s/ N Scoular


Signed by E P Bartlett              ) /s/ E P Bartlett


Signed by N D Davies by his         ) /s/ E P Bartlett
attorney E P Bartlett               )


Signed by                           ) /s/ J C Botts
for and on behalf of                )
Botts & Company                     )
Limited                             )



Signed by W Plant by his            ) /s/ John Chapman
attorney Mourant & Co               ) Authorized Signature
Trustees Limited                    )

Signed by J. Baillie by his     )   /s/ John Chapman
Attorney Mourant & Co           )   Authorized signature
Trustees Limited                )



Signed by C. Pietri by his      )  /s/ John Chapman
attorney Mourant & Co           )  Authorized signature
Trustees Limited                )



Signed by D Orr by his          )  /s/ John Chapman
attorney Mourant & Co           )  Authorized signature
Trustees Limited                )



Signed by M Swansen             )  E Bartlett
by his attorney E. Bartlett



Signed by M J L Goodwin by      ) (signature illegible)
his attorney N Scoular          )



Signed by R. McSweeney          ) E Bartlett
by his attorney E Bartlett      )



Signed by James P Joy           ) (signature illegible)
for and on behalf of            )
EuropEnterprise '92             )
Curacao NV                      )

Signed by                       ) /s/ Frank M. Ward
for and on behalf of Chicago    )     Chairman
Miniature Lamp Inc.             )




Signed by N Scoular             ) /s/ N Scoular
for and on behalf of            )
Sylvania Lighting               )
International B.V.              )

                        [BOTTS & CO LTD - LETTERHEAD]


To:     Chicago Miniature Lighting Inc.


                                                              Dated August 1997



From:   Botts & Company Limited, Capital Partnership Nominees Limited and J C
        Botts


We refer to the sale and purchase agreement to be entered into between Citicorp Capital Investors Europe Limited and Others (1) Chicago Miniature Lighting Inc (2) and Sylvania Lighting International BV (3) (the "Agreement"). Terms defined in this letter will have the same meaning as in the Agreement.

We each hold Sale Shares on behalf of beneficiaries under trust or nominee arrangements; however these Third Party Rights will terminate and be overreached by a transfer of the Sale Shares to the Buyer pursuant to the Agreement and will in no way affect the acquisition by the Buyer of the Sale Shares to be sold by us free of all Third party Rights.

Please would you sign and return to us a copy of this letter to confirm your agreement that this letter qualifies the warranty in paragraph 3 of schedule 5 notwithstanding clause 16.1 of the Agreement.

Yours sincerely,


/S/                             /s/                             /s/
For and on behalf of            For and on behalf of            John Botts

Botts & Company Limited         Capital Partnership

                                Nominees Limited



Agreed for and on behalf of

Chicago Miniature Lamp Inc.